UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 12, 2012

Trinity Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
(State or other jurisdiction of incorporation	(Commission File No.)	(I.R.S. Employer Identification No.)

2525 Stemmons Freeway, Dallas, Texas		75207-2401
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	214-631-4420

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 12, 2012, Trinity Industries Leasing Company (“TILC”) and Trinity Rail Leasing 2012 LLC (“TRL-2012”), both subsidiaries of Trinity Industries, Inc. (the “Company”), entered into a Note Purchase Agreement dated December 12, 2012 (the “Note Purchase Agreement”) providing for the issuance and sale of (i) an aggregate principal amount of $145,360,000 of TRL-2012's Series 2012-1 Class A-1 Secured Railcar Equipment Notes (the “Class A-1 Notes”) and (ii) an aggregate principal amount of $188,480,000 of TRL-2012's Series 2012-1 Class A-2 Secured Railcar Equipment Notes (the “Class A-2 Notes”) (the Class A-1 Notes and the Class A-2 Notes are, collectively, the “Notes”) . The Class A-1 Notes will bear interest at a fixed rate of 2.266%, will be payable monthly, and will have a stated final maturity date of January 15, 2043. The Class A-2 Notes will bear interest as a fixed rate of 3.525%, will be payable monthly, and will have a stated final maturity date of January 15, 2043. The Notes will be obligations of TRL 2012 only, secured by (among other things) approximately 4,866 railcars and operating leases thereon, which TRL-2012 is purchasing from TILC and TILC's railcar warehouse financing subsidiary, Trinity Rail Leasing Warehouse Trust. The Note Purchase Agreement contains customary representations, warranties, covenants and closing conditions for a transaction of this type.

The issuance and sale of the Notes are part of an asset backed securitization which, subject to satisfaction of a variety of customary conditions precedent, is scheduled to close on or about December 19, 2012. The Company can give no assurance that the transaction will close on that date or at all.

The Notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold within the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. This filing shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

December 14, 2012	By:	/s/ James E. Perry
Name: James E. Perry
Title: Senior Vice President and Chief Financial Officer